Exhibit 12

Avis Budget Group, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

	Six Months Ended June 30,
	2007		2006
Earnings before fixed charges:
Income (loss) from continuing operations before income taxes	$47		$(208)
Plus: Fixed charges	262		392

Earnings available to cover fixed charges	$309		$184

Fixed charges (a):
Interest, including amortization of deferred financing costs (b)	$233		$360
Interest portion of rental payment	29		32

Total fixed charges	$262		$392

Ratio of earnings to fixed charges (c)	1.18	x	—

(a)

Consists of interest expense on all indebtedness (including amortization of deferred financing costs and capitalized interest) and the portion of operating lease rental expense that is representative of the interest factor. Interest expense on all indebtedness is detailed as follows:

	Six Months Ended June 30,
	2007	2006
Related to debt under vehicle programs	$162	$184
All other	71	176

	$233	$360

(b)	Does not include interest expense from discontinued operations of $98 million for the six months ended June 30, 2006.
(c)	Earnings were not sufficient to cover fixed charges for the six months ended June 30, 2006.

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